Exhibit (d)(2)
9 April 2024
CONFIDENTIALITY AGREEMENT
VIA ELECTRONIC DELIVERY
Virtual Therapeutics Corp.
13905 NE 128th Street, Suite 200
Kirkland, WA 98034
Attn: Dan Elenbaas, CEO
PRIVATE AND CONFIDENTIAL
In connection with the evaluation of a possible negotiation transaction (a “Transaction”) involving Virtual Therapeutics Corp. (“you” or “your”) and Akili, Inc. (the “Company”), the Company and its Representatives (as defined below), may make available to you certain information which is non-public, confidential or proprietary in nature.
1. By execution of this letter agreement (this “Agreement”), you agree to treat confidentially any such non-public, confidential or proprietary information, in whatever form (whether oral, electronic or written) and whether or not marked or otherwise identified as confidential, of or respecting the Company or any of its subsidiaries provided to you or your Representatives by or on behalf of the Company or any of its subsidiaries prior to, on or after the date hereof (collectively, the “Evaluation Material”). The term “Evaluation Material” shall also include such portions of any reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material (“Notes”). The term “Evaluation Material” does not include information that (a) is now or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives in violation of this Agreement, (b) was available to you or your Representatives on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you to be bound by a confidentiality obligation owed to the Company or any of its subsidiaries with respect to such information, (c) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you or any of your Representatives to be bound by a confidentiality obligation owed to the Company or any of its subsidiaries with respect to such information, or (d) is or was independently developed by you or any of your Representatives without use of or reference to the Evaluation Material. The term “Representative” means, as to any person, such person’s Affiliates (as defined below) and its and their respective directors, officers, employees, attorneys, accountants, bankers, consultants, financial advisors, agents, representatives, members and managers. For the avoidance of doubt, you acknowledge and agree that, without the prior written consent (email being sufficient) of the Company (the “Required Consent”), no person (other than any of your Affiliates) who is a potential source of debt or equity financing shall be considered your Representative for any purpose hereunder. As used herein, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With regard to the ClavystBio group, “Affiliates” refers only to ClavystBio Pte. Ltd., ClavystBio Investments Pte. Ltd. and ClavystBio Investments L Pte. Ltd.. Notwithstanding anything in this Agreement to the contrary, none of the portfolio companies in investment funds managed by you or your Affiliates (i) shall be deemed a Representative for purposes of this Agreement except with the Required Consent and (ii) except to the extent the Required Consent is obtained to treat any such portfolio company as a Representative under this Agreement, no such portfolio company will have any obligation under this Agreement solely due to the fact that one or more of your or your Affiliates’ directors, managers, officers or employees who have received or had access to Evaluation Material serves as a director, manager, officer or employee of such portfolio company; provided, that such director, manager, officer or employee does not provide any Evaluation Material to the other directors, managers, officers or employees of such portfolio company (other than to other such “dual-role” individuals) and that no Evaluation Material is used in connection with the operation of such portfolio company.
2. You agree that you will not use the Evaluation Material for any purpose other than evaluating, negotiating, documenting or consummating a possible Transaction. You agree not to disclose any Evaluation Material or Transaction Information (as defined below) to any person, except that you may disclose Evaluation Material or Transaction Information to your Representatives (who will be informed by you of the confidential nature of such information and directed to comply with the confidentiality and nonuse provisions of this Agreement) who are actively participating in your evaluation, negotiation, documentation or consummation of a possible Transaction or who otherwise have a reasonable need to review the Evaluation Material for the purpose of evaluating, negotiating, documenting or consummating a possible Transaction. You shall be responsible for any breach by your Representatives of the confidentiality and non-use provisions of this Agreement.
3. You agree that neither you nor your Representatives will disclose (a) that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to a possible Transaction (including, without limitation, the status thereof), (b) that the Company is considering a possible Transaction, (c) the existence of this Agreement or that you have received Evaluation Material or (d) that you are evaluating a possible Transaction, except, in each case, to the extent that you are required to do so under applicable law, rule, or regulation, and then only in accordance with the obligations set forth in Section 6 hereof (the foregoing, “Transaction Information”). Transaction Information shall constitute Evaluation Material for all purposes hereunder.
4. Without limitation of the foregoing, you further agree that neither you nor your Representatives will, in any manner, directly or indirectly, without the Required Consent, (a) enter into any agreement, arrangement or understanding (whether written or oral) with any person (including, without limitation, an executive officer, director or stockholder of the Company) regarding participation in a possible Transaction as a partner, principal, strategic partner, co-investor or source of financing (debt, equity or otherwise), including any agreement, arrangement or understanding that would restrict the ability of any other person to provide financing (debt, equity or otherwise) to any other person for a possible Transaction or (b) contact any customer, supplier, distributor, lender, employee, officer, director or stockholder of the Company or its subsidiaries, or any other person having a material business relationship with the Company or its subsidiaries, in each case in connection with a possible Transaction.
5. You understand and agree that, except as set forth in a definitive agreement between the Company and you (or your Affiliates) regarding a Transaction (a “Definitive Agreement”), neither the Company nor any of its Representatives have made or make any representation or warranty herein, expressed or implied, as to the accuracy or completeness of the Evaluation Material or shall have any liability whatsoever to you or any of your Representatives relating to or resulting from the use or content of the Evaluation Material. You further understand and agree that neither the Company nor any of its Representatives is under any obligation to make any particular information available to you or to supplement or update any Evaluation Material previously provided.
6. If you or any of your Representatives are requested or required to disclose any Evaluation Material pursuant to any applicable law, the requirements of any regulatory authority or stock exchange listing rules, or in connection with any legal process or proceeding, you will, to the extent legally permitted, give the Company reasonably prompt written notice of such request or requirement, including a list of the Evaluation Material to be disclosed, and reasonably cooperate with the Company for it to seek a protective order or other appropriate remedy at the Company’s sole cost and expense. In the event that such protective order or other remedy is not obtained, you or your Representatives will disclose only that portion of the Evaluation Material which, upon the advice of your counsel and, to the extent legally permitted and practicable, after notifying the Company, is legally required to be disclosed and will exercise commercially reasonable efforts to (a) consult with the Company and its counsel so as to limit the nature and wording of such disclosure to the precise terms of such requirement and (b) obtain reasonable assurance that confidential treatment will be accorded such Evaluation Material.
7. If the Company requests in writing at any time for any reason, you and your Representatives will promptly return to the Company or, at your option upon written notice (email being sufficient) to the Company, destroy all copies of the Evaluation Material and destroy all Notes, in each case without retaining a copy thereof. Notwithstanding the foregoing, you and your Representatives shall not be required to return or destroy copies of the Evaluation Material or Notes (a) that may be found in your or your Representatives’ files in accordance with your or their respective archival or back-up procedures or record retention policies, or (b) that are retained as required by law, rule, regulation or professional obligations. Notwithstanding the return or destruction of the Evaluation Material and destruction of all Notes or the Company’s request for such return or destruction, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder in accordance with the terms of this Agreement for the term specified herein.
8. You represent and warrant that as of the date of this Agreement (a) you and your Affiliates do not own, of record or beneficially, any voting securities of the Company or rights to acquire any such voting securities, and (b) you have not entered into any agreements with any person with respect to any potential Transaction involving the Company or the voting, acquisition or disposition of any voting securities of the Company.

9. You hereby acknowledge that you are aware that the securities laws of the United States prohibit any person who is aware of material non-public information concerning the Company from purchasing or selling the Company’s securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
10. As of the date of this agreement, you represent that you do not own beneficially (a) any securities of the Company entitled to be voted generally in the election of directors, (b) any rights to acquire any such securities of the Company, or (c) any derivative positions, whether or not cash-settled, based on the value of any such securities of the Company (collectively, “Company Voting Securities”). You agree that for a period of twelve (12) months from the date of this Agreement (the “Standstill Period”), except within the terms of a specific written consent from the Company, neither you, nor any of your Affiliates will propose or publicly announce or otherwise publicly disclose an intent to propose, or enter into or agree to enter into, singly or with any other person, any form of business combination, recapitalization or other material transaction relating to the Company or any of its Affiliates or any request or proposal to amend, waive or terminate any provision of this Agreement, nor except as aforesaid during the Standstill Period will you or any your Affiliates or any of your or their respective Representatives:
(i) acquire, or offer to acquire any Company Voting Securities;
(ii) make, or in any way participate in, any solicitation of proxies or consents with respect to any Company Voting Securities, become a participant in any election contest with respect to the Company or seek to influence any person with respect to any Company Voting Securities;
(iii) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any Company Voting Securities or that seeks to affect control of the Company or has the purpose of circumventing any provision of this Agreement;
(iv) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the Company’s management or Board of Directors; or
(v) make any proposal or other communication designed to compel the Company to make a public announcement thereof in respect of any matter referred to in this Agreement.
Notwithstanding the foregoing, the restrictions set forth in clauses (i)-(iii) above will not apply if such proposals or requests for amendment, waiver or termination are made to the Company in a confidential manner. Your obligations under this paragraph hereof shall terminate immediately (and without further action by any party hereto) if (a) any person or group of persons shall have acquired or entered into a definitive agreement to acquire more than 50% of any class of the equity securities of the Company or its subsidiaries or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries; (b) any person or group of persons commences or publicly announces its intention to commence a tender offer or exchange offer for any class of then outstanding voting securities of the Company or its subsidiaries and the Company files with the Securities and Exchange Commission a Schedule 14D-9 that does not recommend that the Company’s stockholders reject such tender or exchange offer, or (c) the Company or its subsidiaries make an assignment for the benefit of creditors or commence any proceeding under any bankruptcy law or any bankruptcy proceeding is commenced against the Company or its subsidiaries that is not dismissed within 30 days.
11. You agree that (a) the Company shall be free to conduct a process respecting a possible Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective transaction party and entering into definitive agreements without prior notice to you or any other person), (b) any procedures relating to a possible Transaction may be changed at any time without notice to you or any other person, and (c) the Company shall have the right to reject or accept any potential transaction party, proposal or offer, or to terminate discussions and negotiations with you, at any time for any reason whatsoever, in its sole discretion.
12. The parties further agree that unless and until a Definitive Agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this Agreement except for the matters specifically agreed to herein.
13. You agree that all (a) communications between you and your Representatives, on the one hand, and the Company, on the other hand, regarding a possible Transaction, (b) requests for additional information from the

Company regarding a possible Transaction, (c) requests for facility tours or management meetings, (d) discussions with or questions to the Company regarding procedures relating to a possible Transaction and (e) offers, proposals or indications of interest regarding a possible Transaction will, in each case, be submitted or directed exclusively to, or as directed by, TD Cowen.
14. For one (1) year following the date hereof, you agree that neither you nor any of your controlled Affiliates will, in any manner, directly or indirectly, without the prior written consent of the Company, solicit for employment or hire any of the Company’s employees (i) at the level of Vice President or above or (ii) whom you or your Affiliates or any of your or their Representatives that are acting on your or your Affiliates’ behalf, were first made aware, or with whom you or your Affiliates first came into contact, in connection with a Transaction, except that this sentence will not preclude you or your controlled Affiliates from (a) soliciting and hiring any such employee who has ceased to be a full-time employee of the Company for a period of three (3) months before commencement of solicitation of such employee or (b) conducting general public solicitations (including through a recruiter or search firm) for employees in the ordinary course of business not specifically directed or targeted at any such employee, and hiring employees who approach your or your Affiliates on their own initiative in response to such general solicitation.
15. Neither you nor your Affiliates will, in any manner, directly or indirectly, without the Required Consent, engage in any discussions with any executive officer or director of the Company (a) regarding employment with the Company following the consummation of a Transaction or (b) regarding compensation, equity awards or other employee benefits that may be offered in connection with the employment of such person by the Company following the consummation of a Transaction.
16. You and the Company agree that money damages may not be a sufficient remedy for any breach of this Agreement and that in addition to all other remedies the non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.
17. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in Delaware over any suit, action or proceeding arising out of or relating to this Agreement. You hereby irrevocably and unconditionally waive any objection to the placing of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
18. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in .pdf or similar format shall constitute effective execution and delivery of this Agreement as to the parties. For purposes of this Agreement any reference to “written” or “in writing” shall be deemed to include correspondence by signed letter or by e-mail.
19. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.
20. In the event of any conflict between the terms of this Agreement and the terms of any user, clickthrough or other similar agreement with respect to any electronic, online or web-based data room established by or for the Company in connection with a Transaction, the terms of this Agreement shall prevail and control.
21. Unless otherwise provided herein, this Agreement shall terminate upon the earlier of the second anniversary of the date of this Agreement and execution of a Definitive Agreement.
[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.
Very truly yours,
Akili, Inc.

By:	/s/ Matt Franklin
Name: Matt Franklin
Title: Chief Executive Officer
Confirmed and Agreed to:
Virtual Therapeutics Corp.

By:	/s/ Dan Elenbaas
Name: Dan Elenbaas
Title: Chief Executive Officer
[Signature Page to Confidentiality Agreement]